EXHIBIT 99.1

Osteologix Raises Approximately $5 Million
in Private Placement Financing

SAN FRANCISCO, Calif., June 7, 2007 — Osteologix, Inc. (OTC Bulletin Board: OLGX) announced today that it has closed a financing in which the company has sold common stock and warrants to purchase common stock to both new and existing investors for gross proceeds of $5,050,000. Under the terms of the purchase agreement, Osteologix issued 3,825,754 shares of common stock and 1,912,877 warrants to purchase common stock to the investors. The common stock was sold for a purchase price of $1.32 per share. The warrants have an exercise price of $1.20 per share and expire on August 31, 2008.

“This financing, which we were able to complete at a premium to the market price of our stock, is an important achievement for Osteologix. We are very pleased to have attracted new, high profile investors like Biotechnology Value Fund into the Company while simultaneously receiving a vote of confidence from the largest shareholder through its additional investment,” stated Philip J. Young, President and Chief Executive Officer. “Management believes that the funds received from this financing will enable us to continue operations into the second half of next year, beyond our next critical developmental milestone, which is the release of data results from our Phase II study in the treatment of osteoporosis, which is expected during the fourth quarter of 2007.”

The common stock and warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, or under any state securities law, and may not be offered or sold in the United States (or to a U.S. person) absent a registration statement or exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities. The Company has agreed to file a registration statement covering the resale of the shares of common stock and the resale of the shares underlying the warrants acquired in the private placement.

About Osteologix
Osteologix develops proprietary therapeutics for the treatment of important unmet medical needs in bone disease and women’s health. The Company’s lead product, NB S101, is being evaluated in a phase II clinical trial for the treatment of osteoporosis. Based on the Company’s own data as well as data from phase III clinical trials conducted on a similar drug that is approved for sale in Europe, Osteologix believes that NB S101 increases formation of new bone and decreases loss of existing bone. Osteologix further believes that NB S101 will provide patients with greater convenience and fewer side effects than drugs currently approved for osteoporosis in the United States, Europe and elsewhere. Additional information on Osteologix can be obtained on the Company’s website, www.osteologix.com.

FORWARD-LOOKING STATEMENTS
Certain of the statements set forth in this press release constitute “Forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may” “project,” “plan,” “will,” “should,” “could,” “would,” or words or expressions of similar meaning. All such forward looking statements involve risks and uncertainties, including, but not limited to: statements regarding Osteologix’s research and development programs; proposed marketing and sales; patents and regulatory approvals; the effect of competition and proprietary rights of third parties; the need for and availability of additional financing and access to capital; and the seeking of joint development, licensing or distribution and collaboration and marketing arrangements with pharmaceutical companies. There can be no assurance that such forward-looking statements will prove to be accurate and Osteologix undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

Osteologix, Inc.
425 Market Street, Suite 2230, San Francisco, CA 94105

Philip J. Young	Matthew M. Loar
President and Chief Executive Officer	Chief Financial Officer
415-955-2700	415-955-2700